EXHIBIT 10.1

Stock Exchange for Principle Debt and Forgiveness of Interest

Agreement with Kevin T. Ryan dated December 9, 2005

STOCK EXCHANGE FOR PRINCIPLE DEBT AND FORGIVENESS OF

INTEREST AGREEMENT

Kevin T. Ryan has negotiated in good faith with Crystalix Group International, Inc. (CGI) to convert promissory notes dated July 21, 2004 due Kevin T. Ryan, Ryan Capital and McCary & Rood (collectively referred to as Notes) by CGI into common shares of CGI stock.

Kevin T. Ryan agrees that:

1.	All interest accrued on Notes will be forgiven.
2.

All principle on Notes will be forgiven in exchange for 119,000,000 common shares of CGI stock, of which shares as allowed by the S.E.C. and as determined by the transfer agent, will be free trading by the 144 Rule as of the anniversary date of money invested as per the Note Agreement signed July 21, 2004.

3.	The Notes due by CGI will be considered paid in full as of the date this agreement is signed.

Crystalix Group International agrees that:

1.	Upon signing of this document, they will immediately begin the process to issue the shares in a name designated by Kevin T. Ryan.
2.	All Notes currently due by CGI to all parties are being converted in the same manner as represented and in the amounts disclosed to all parties involved.

/s/ Doug Lee	12/9/05
Doug Lee, President	Date
Crystalix Group International, Inc.

/s/ Kevin T. Ryan	12-9-05
Kevin T. Ryan	Date